EXHIBIT 4.3

AMENDMENT NO. 1 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”) is entered into as of the 21st day of June, 2001, by and between Lenox Bancorp, Inc., an Ohio corporation (the “Company”), and Fifth Third Bank, as Rights Agent, (the “Rights Agent”), and amends that certain Stockholder Protection Rights Agreement, dated as of May 5, 1999 by and between the Company and Fifth Third Bank (the “Rights Agreement”).

RECITALS

  On June 13, 2001, in order to facilitate the acquisition by John C. Lame of 20% or more of the outstanding shares of Common Stock of the Company, the Company’s Board of Directors authorized the Company to enter into this Amendment for the purpose of amending the definition of “Acquiring Person” in the Rights Agreement.

  Prior to the close of business on the Flip-in Date, the Company and the Rights Agent may amend the Rights Agreement without the approval of the holders of the rights, and thereafter, the Company and Rights Agent may amend the Rights Agreement in any respect not materially adverse to the rights holders generally.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Company and Rights Agent hereby agree that the Rights Agreement is amended as follows:

  The definition of “Acquiring Person” of Section 1.1 is hereby amended and restated in its entirety as follows:

  “Acquiring Person” shall mean any Person who is a Beneficial Owner of 20% or more of the outstanding shares of Common Stock; PROVIDED, HOWEVER, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who acquire Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owner pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire the Company entered into prior to a Flip-in Date, (b) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option, (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock, and (D) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold such shares, or which are held by such Person in respect of a debt previously contracted, or (iv) John C. Lame. In addition, the Company, any wholly owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the company or a wholly owned Subsidiary of the Company shall not be an Acquiring Person.

  Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect.

  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LENOX BANCORP, INC. By: /s/David K. Brown Name: David K. Brown Title: Vice President - Finance FIFTH THIRD BANK By: /s/Tanya Perry Name: Tanya Perry Title: Trust Officer